Exhibit 99.2
For Immediate News Release
July 31, 2023

AVALONBAY COMMUNITIES, INC.
ANNOUNCES SECOND QUARTER 2023 OPERATING RESULTS
AND THIRD QUARTER AND FULL YEAR 2023 FINANCIAL OUTLOOK
(Arlington, VA) AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported Earnings per Share – diluted (“EPS”), Funds from Operations attributable to common stockholders - diluted (“FFO”) per share and Core FFO per share (as defined in this release) for the three and six months ended June 30, 2023 and 2022 as detailed below.

	Q2 2023	Q2 2022	%
			Change
EPS	$2.59	$0.99	161.6%
FFO per share (1)	$2.67	$2.41	10.8%
Core FFO per share (1)	$2.66	$2.43	9.5%

	YTD 2023	YTD 2022	%
			Change
EPS	$3.65	$2.86	27.6%
FFO per share (1)	$5.21	$4.65	12.0%
Core FFO per share (1)	$5.23	$4.69	11.5%

(1) For additional detail on reconciling items between net income attributable to common stockholders, FFO and Core FFO, see Attachment 13, table 3.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the three months ended June 30, 2023 to its results for the prior year period:

Q2 2023 Results Compared to Q2 2022
	Per Share
	EPS	FFO	Core FFO
Q2 2022 per share reported results	$0.99	$2.41	$2.43
Same Store Residential NOI (1)	0.16	0.16	0.16
Development and Other Stabilized Residential NOI	0.05	0.05	0.05
Commercial NOI	0.01	0.01	0.01
Overhead and other	0.03	0.03	0.03
Capital markets and transaction activity	(0.01)	(0.01)	(0.03)
Unconsolidated investment income and management fees	0.02	0.02	0.01
Gain on sale of real estate and depreciation expense	1.34	—	—
Q2 2023 per share reported results	$2.59	$2.67	$2.66

(1) Consists of increases of $0.27 in revenue and $0.11 in operating expenses.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the three months ended June 30, 2023 to its April 2023 outlook:

Q2 2023 Results Compared to April 2023 Outlook
	Per Share
	EPS	FFO	Core FFO
Projected per share (1)	$2.53	$2.57	$2.59
Same Store Residential revenue (2)	0.05	0.05	0.05
Development and Other Stabilized Residential NOI	0.01	0.01	0.01
Capital markets and transaction activity	0.01	0.01	—
Unconsolidated investment income and management fees	0.01	0.01	0.01
Income taxes	0.02	0.02	—
Gain on sale of real estate and depreciation expense	(0.04)	—	—
Q2 2023 per share reported results	$2.59	$2.67	$2.66

(1) The mid-point of the Company's April 2023 outlook.
(2) Includes $0.03 of favorable uncollectible lease revenue.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the six months ended June 30, 2023 to its results for the prior year period:

YTD 2023 Results Compared to YTD 2022
	Per Share
	EPS	FFO	Core FFO
YTD 2022 per share reported results	$2.86	$4.65	$4.69
Same Store Residential NOI (1)	0.45	0.45	0.45
Development and Other Stabilized Residential NOI	0.11	0.11	0.11
Commercial NOI	0.01	0.01	0.01
Overhead and other	(0.02)	(0.02)	(0.01)
Capital markets and transaction activity	(0.01)	(0.03)	(0.04)
Unconsolidated investment income and management fees	0.05	0.05	0.02
Income taxes	(0.01)	(0.01)	—
Gain on sale of real estate and depreciation expense	0.21	—	—
YTD 2023 per share reported results	$3.65	$5.21	$5.23

(1) Consists of increases of $0.65 in revenue and $0.20 in operating expenses.

Copyright © 2023 AvalonBay Communities, Inc. All Rights Reserved

Same Store Operating Results for the Three Months Ended June 30, 2023 Compared to the Prior Year Period

Same Store total revenue increased $37,062,000, or 6.2%, to $636,890,000. Same Store Residential rental revenue increased $37,080,000, or 6.3%, to $629,883,000, as detailed in the following table:

Same Store Residential Rental Revenue Change
Q2 2023 Compared to Q2 2022

Lease rates	6.4%
Concessions and other discounts	0.5%
Economic occupancy	(0.4)%
Other rental revenue	0.9%
Uncollectible lease revenue (excluding rent relief) (1)	1.1%
Rent relief (2)	(2.2)%
Residential rental revenue	6.3%

(1) Adjusting to remove the impact of rent relief, uncollectible lease revenue as a percentage of total Residential rental revenue decreased to 2.3% in Q2 2023 from 3.6% in Q2 2022. See Attachment 13, table 11 for further detail of uncollectible lease revenue for the Company’s Same Store portfolio.

(2) The Company recognized $2,441,000 and $15,683,000 from government rent relief programs during Q2 2023 and Q2 2022, respectively.

Same Store Residential operating expenses increased $14,769,000, or 8.2%, to $195,251,000 and Same Store Residential NOI increased $22,207,000, or 5.4%, to $435,057,000.

The following table presents percentage changes in Same Store Residential rental revenue, operating expenses and NOI for the three months ended June 30, 2023 compared to the three months ended June 30, 2022:

Q2 2023 Compared to Q2 2022
	Same Store Residential
	Rental Revenue (1)	Opex (2)		% of Q2 2023 NOI

			NOI
New England	8.7%	6.8%	9.5%	14.2%
Metro NY/NJ	8.6%	10.4%	7.7%	20.9%
Mid-Atlantic	6.9%	5.5%	7.5%	14.6%
Southeast FL	10.8%	3.7%	14.8%	2.7%
Denver, CO	5.6%	25.6%	(1.6)%	1.1%
Pacific NW	4.6%	7.9%	3.4%	6.8%
N. California	5.8%	5.5%	5.9%	17.4%
S. California	2.3%	10.5%	(1.0)%	21.4%
Other Expansion Regions	9.6%	16.4%	6.9%	0.9%
Total	6.3%	8.2%	5.4%	100.0%

(1) See Attachment 4, Quarterly Residential Rental Revenue and Occupancy Changes, for additional detail.
(2) See Attachment 7, Residential Operating Expenses ("Opex"), for discussion of variances.

Same Store Operating Results for the Six Months Ended June 30, 2023 Compared to the Prior Year Period

Same Store total revenue increased $90,722,000, or 7.7%, to $1,261,641,000. Same Store Residential rental revenue increased $90,737,000, or 7.8%, to $1,247,386,000, as detailed in the following table:

Same Store Residential Rental Revenue Change
YTD 2023 Compared to YTD 2022

Lease rates	7.1%
Concessions and other discounts	0.9%
Economic occupancy	(0.3)%
Other rental revenue	0.9%
Uncollectible lease revenue (excluding rent relief) (1)	1.3%
Rent relief (2)	(2.1)%
Residential rental revenue	7.8%

(1) Adjusting to remove the impact of rent relief, uncollectible lease revenue as a percentage of total Residential rental revenue decreased to 2.6% in YTD 2023 from 4.1% in YTD 2022. See Attachment 13, table 11 for further detail of uncollectible lease revenue for the Company’s Same Store portfolio.

(2) The Company recognized $5,474,000 and $29,851,000 from government rent relief programs during YTD 2023 and YTD 2022, respectively.

Same Store Residential operating expenses increased $27,547,000, or 7.7%, to $386,292,000 and Same Store Residential NOI increased $63,200,000, or 7.9%, to $861,996,000.

The following table presents percentage changes in Same Store Residential rental revenue, operating expenses and NOI for the six months ended June 30, 2023 compared to the six months ended June 30, 2022:

YTD 2023 Compared to YTD 2022
	Same Store Residential
	Rental Revenue (1)	Opex (2)		% of YTD 2023 NOI

			NOI
New England	10.0%	6.2%	12.1%	14.0%
Metro NY/NJ	10.1%	9.7%	10.2%	21.0%
Mid-Atlantic	7.5%	3.9%	9.1%	14.7%
Southeast FL	13.9%	5.2%	19.1%	2.8%
Denver, CO	7.0%	22.8%	1.4%	1.1%
Pacific NW	7.5%	7.8%	7.3%	6.9%
N. California	7.2%	6.3%	7.5%	17.4%
S. California	4.3%	9.9%	2.0%	21.2%
Other Expansion Regions	11.6%	14.0%	10.9%	0.9%
Total	7.8%	7.7%	7.9%	100.0%

(1) See Attachment 6, Year to Date Residential Rental Revenue and Occupancy Changes, for additional detail.
(2) See Attachment 7, Residential Opex, for discussion of variances.

Copyright © 2023 AvalonBay Communities, Inc. All Rights Reserved

Development Activity

Consolidated Development Communities

During the three months ended June 30, 2023, the Company completed the development of two communities:

•Avalon Harrison, located in Harrison, NY; and
•Avalon Brighton, located in Boston, MA.

These communities contain an aggregate of 323 apartment homes and 27,000 square feet of commercial space and were developed for an aggregate Total Capital Cost of $184,000,000.

During the three months ended June 30, 2023, the Company started the development of Avalon Hunt Valley West, located in Hunt Valley, MD. Avalon Hunt Valley West is expected to contain 322 apartment homes when completed and be developed for an estimated Total Capital Cost of $109,000,000.

At June 30, 2023, the Company had 17 consolidated Development communities under construction that are expected to contain 5,761 apartment homes and 29,000 square feet of commercial space. Estimated Total Capital Cost at completion for these Development communities is $2,293,000,000.

Disposition Activity

Consolidated Apartment Communities

During the three months ended June 30, 2023, the Company sold two wholly-owned communities:

•eaves Daly City, located in Daly City, CA; and
•Avalon at Newton Highlands, located in Newton, MA.

In aggregate, these communities contain 489 apartment homes and were sold for $237,000,000 and a weighted average Initial Market Cap Rate of 4.5%, resulting in a gain in accordance with GAAP of $187,341,000 and an Economic Gain of $123,278,000.

In July 2023, the Company sold Avalon Columbia Pike, located in Arlington, VA. Avalon Columbia Pike contains 269 apartments homes and 27,000 square feet of commercial space and was sold for $105,000,000.

Structured Investment Program (the "SIP") Activity

In July 2023, the Company entered into an additional mezzanine loan commitment, agreeing to fund up to $20,900,000 of a multifamily development project in North Carolina. As of the date of this release, the Company had commitments to fund four mezzanine loans for the development of multifamily projects in the Company's markets, up to $113,275,000 in the aggregate. At the date of this release, the commitments had a weighted average rate of return of 10.4% and mature at various dates on or before July 2027. As of June 30, 2023, the Company had funded $55,869,000 of these commitments.

Liquidity and Capital Markets

As of June 30, 2023, the Company did not have any borrowings outstanding under its $2,250,000,000 unsecured revolving credit facility (the "Credit Facility") or its $500,000,000 unsecured commercial paper note program. The commercial paper program is backstopped by the Company's commitment to maintain available borrowing capacity under its Credit Facility in an amount equal to actual borrowings under the program.

In addition, at June 30, 2023, the Company had $769,622,000 in unrestricted cash and cash equivalents and $177,376,000 in cash in escrow, which is composed of principal reserve funds for secured borrowing arrangements as well as proceeds from a disposition held in escrow for subsequent tax deferred exchange activity.

The Company’s annualized Net Debt-to-Core EBITDAre (as defined in this release) for the second quarter of 2023 was 4.1 times and Unencumbered NOI (as defined in this release) for the six months ended June 30, 2023 was 95%.

During the six months ended June 30, 2023, the Company repaid $250,000,000 principal amount of its 2.85% unsecured notes at its maturity.

During the three months ended June 30, 2023, the Company settled the outstanding equity forward contracts entered into in April 2022 (the "Equity Forward"), issuing 2,000,000 shares of common stock for $491,912,000, or $245.96 per share, net of offering fees and discounts.

Stock Repurchase Program

Under the Company's stock repurchase program, during the six months ended June 30, 2023, the Company repurchased 11,800 shares of its common stock at an average price of $161.96 per share.
Copyright © 2023 AvalonBay Communities, Inc. All Rights Reserved

Legal Update

In 2022 and early 2023, the Company was named as a defendant in cases alleging antitrust violations by RealPage, Inc. and owners and/or operators of multifamily housing which utilize revenue management systems provided by RealPage, Inc. The complaints allege a conspiracy to artificially inflate rental rates for multifamily residential real estate above competitive levels. The Company recently engaged with the plaintiffs’ counsel to explain why it believes these cases are without merit as they pertain to the Company. Following these discussions, the plaintiffs filed a notice of voluntary dismissal in July 2023, which resulted in the Company being dismissed without prejudice from these cases.

Third Quarter and Full Year 2023 Financial Outlook

For its third quarter and full year 2023 financial outlook, the Company expects the following:

Projected EPS, Projected FFO and Projected Core FFO Outlook (1)
	Q3 2023			Full Year 2023
	Low		High	Low		High
Projected EPS	$1.22	—	$1.32	$6.83	—	$7.03
Projected FFO per share	$2.50	—	$2.60	$10.37	—	$10.57
Projected Core FFO per share	$2.55	—	$2.65	$10.46	—	$10.66

(1) See Attachment 13, table 9, for reconciliations of Projected FFO per share and Projected Core FFO per share to Projected EPS.

Full Year Financial Outlook
				Full Year 2023
				vs. Full Year 2022
				Low		High
Same Store:
Residential revenue change				5.5%	—	6.5%
Residential Opex change				6.0%	—	7.0%
Residential NOI change				5.25%	—	6.75%

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the second quarter 2023 to the mid-point of its third quarter 2023 financial outlook:

Q2 2023 Results Compared to Q3 2023 Outlook
	Per Share
	EPS	FFO	Core FFO
Q2 2023 per share reported results	$2.59	$2.67	$2.66
Same Store Residential revenue	0.03	0.03	0.03
Same Store Residential Opex	(0.07)	(0.07)	(0.07)
Development and Other Stabilized Residential NOI	0.01	0.01	0.01
Overhead and other	(0.04)	(0.04)	(0.01)
Capital markets and transaction activity	(0.03)	(0.03)	(0.02)
Unconsolidated investment income and management fees	(0.02)	(0.02)	—
Gain on sale of real estate and depreciation expense	(1.20)	—	—
Projected per share - Q3 2023 outlook (1)	$1.27	$2.55	$2.60

(1) Represents the mid-point of the Company's outlook.

The following table compares the mid-point of the Company’s July 2023 outlook for EPS, FFO per share and Core FFO per share for the full year 2023 to its April 2023 financial outlook:

July 2023 Full Year Outlook Compared to April 2023 Full Year Outlook
	Per Share
	EPS	FFO	Core FFO
Projected per share - April 2023 outlook (1)	$5.89	$10.30	$10.41
Same Store Residential revenue	0.17	0.17	0.17
Same Store Residential Opex	(0.03)	(0.03)	(0.03)
Development and Other Stabilized Residential NOI	0.02	0.02	0.02
Overhead and other	(0.07)	(0.07)	(0.03)
Capital markets and transaction activity	0.01	0.01	0.01
Unconsolidated investment income and management fees	0.03	0.03	0.01
Income tax expense	0.04	0.04	—
Gain on sale of real estate and depreciation expense	0.87	—	—
Projected per share - July 2023 outlook (1)	$6.93	$10.47	$10.56

(1) Represents the mid-point of the Company's outlook.

Other Matters

The Company will hold a conference call on August 1, 2023 at 1:00 PM ET to review and answer questions about this release, its second quarter 2023 results, the Attachments (described below) and related matters. To participate on the call, dial 877-407-9716.

To hear a replay of the call, which will be available from August 1, 2023 at 4:00 PM ET to September 1, 2023, dial 844-512-2921 and use replay passcode: 13734360. A webcast of the conference call will also be available at https://investors.avalonbay.com, and an online playback of
Copyright © 2023 AvalonBay Communities, Inc. All Rights Reserved

the webcast will be available for at least seven days following the call.

The Company produces Earnings Release Attachments (the "Attachments") that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company's website at https://investors.avalonbay.com. To receive future press releases via e-mail, please submit a request through https://investors.avalonbay.com/email_notification.

In addition to the Attachments, the Company is providing a teleconference presentation that will be available on the Company's website at https://investors.avalonbay.com subsequent to this release and before the market opens on August 1, 2023.

About AvalonBay Communities, Inc.

As of June 30, 2023, the Company owned or held a direct or indirect ownership interest in 294 apartment communities containing 88,659 apartment homes in 12 states and the District of Columbia, of which 18 communities were under development and one community was under redevelopment. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in leading metropolitan areas in New England, the New York/New Jersey Metro area, the Mid-Atlantic, the Pacific Northwest, and Northern and Southern California, as well as in the Company's expansion regions of Raleigh-Durham and Charlotte, North Carolina, Southeast Florida, Dallas and Austin, Texas, and Denver, Colorado. More information may be found on the Company’s website at https://www.avalonbay.com. For additional information, please contact Jason Reilley, Vice President of Investor Relations, at 703-317-4681.

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, which you can identify by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook,” "may," "shall," "will," "pursue" and similar expressions that predict or indicate future events and trends and that do not report historical matters, are based on the Company’s expectations, forecasts and assumptions at the time of this release, which may not be realized and involve risks and uncertainties that cannot be predicted accurately or that might not be anticipated. These could cause actual results, performance or achievements to differ materially from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements. Risks and uncertainties that might cause such differences include the following: we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital and credit market conditions, including rising interest rates, may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, landlord-tenant laws, including the adoption of rent control regulations, and other economic or regulatory conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up, and general price inflation, may result in increased financing and construction costs and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; expenses may result in communities that we develop or redevelop failing to achieve expected profitability; our assumptions concerning risks relating to joint ventures and our ability to successfully dispose of certain assets may not be realized; investments made under the SIP in either mezzanine debt or preferred equity of third-party multifamily development may not be repaid as expected; our assumptions and expectations in our financial outlook may prove to be too optimistic; litigation costs and consequences may exceed our expectations; and risks related to an outbreak of disease or other public health event may affect the multifamily industry and general economy, including from measures taken by businesses and the government and the preferences of consumers and businesses for living and working arrangements both during and after such an event. Additional discussions of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 under the heading “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-
Copyright © 2023 AvalonBay Communities, Inc. All Rights Reserved

Looking Statements” and in subsequent quarterly reports on Form 10-Q.

The Company does not undertake a duty to update forward-looking statements, including its expected 2023 operating results and other financial data forecasts contained in this release. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined, reconciled and further explained on Attachment 13, Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms. Attachment 13 is included in the full earnings release available at the Company’s website at https://investors.avalonbay.com.

Copyright © 2023 AvalonBay Communities, Inc. All Rights Reserved

Avalon Woburn
Woburn, MA

kanso

Kanso Twinbrook
Rockville, MD

AVA Hollywood at La Pietra Place
Los Angeles, CA

SECOND QUARTER 2023

Supplemental Operating and Financial Data

AvalonBay offers four distinct brands – **Avalon**, **AVA**, **eaves by Avalon and Kanso** - each targeted to different customer segments with unique needs and preferences. This brand strategy helps us reach new customers and better serve our existing residents.

AvalonBay
COMMUNITIES

 SECOND QUARTER 2023

Supplemental Operating and Financial Data

Table of Contents

Company Profile
Condensed Consolidated Operating Information..........................................................................................................	Attachment 1
Condensed Consolidated Balance Sheets....................................................................................................................	Attachment 2
Sequential Operating Information.................................................................................................................................	Attachment 3

Market Profile - Same Store
Quarterly Residential Rental Revenue and Occupancy Changes................................................................................	Attachment 4
Sequential Quarterly Residential Rental Revenue and Occupancy Changes..............................................................	Attachment 5
Year to Date Residential Rental Revenue and Occupancy Changes...........................................................................	Attachment 6
Residential Operating Expenses ("Opex")....................................................................................................................	Attachment 7

Development, Joint Venture and Debt Profile
Expensed Community Maintenance Costs and Capitalized Community Expenditures................................................	Attachment 8
Development Communities...........................................................................................................................................	Attachment 9
Unconsolidated Real Estate Investments.....................................................................................................................	Attachment 10
Debt Structure and Select Debt Metrics........................................................................................................................	Attachment 11

Financial Outlook
2023 Financial Outlook.................................................................................................................................................	Attachment 12

Definitions and Reconciliations
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms...................................................	Attachment 13

The following is a "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The projections and estimates contained in the following attachments, including but not limited to Attachments 9, 10, 12 and 13 contain forward-looking statements that involve risks and uncertainties, and actual results may differ materially from those projected in such statements. Risks associated with the Company's development, redevelopment, construction, and lease-up activities which could impact the forward-looking statements are discussed in the paragraph titled "Forward-Looking Statements" in the release that accompanies, and should be read in conjunction with, these attachments. These and other risks are also described in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and the Company's Quarterly Reports on Form 10-Q for subsequent quarters, and could cause actual results to differ materially from such projections and estimates.

Attachment 1
AvalonBay Communities, Inc.
Condensed Consolidated Operating Information (1)
June 30, 2023
(Dollars in thousands except per share data)
(unaudited)

	Q2	Q2		YTD	YTD
	2023	2022	% Change	2023	2022	% Change
Revenue:
Rental and other income	$688,148	$643,655	6.9%	$1,361,791	$1,256,830	8.4%
Management, development and other fees	2,712	904	200.0%	3,778	1,656	128.1%
Total	690,860	644,559	7.2%	1,365,569	1,258,486	8.5%
Operating expenses:
Direct property operating expenses, excluding property taxes	138,163	124,848	10.7%	271,144	247,309	9.6%
Property taxes	74,987	70,865	5.8%	149,483	141,603	5.6%
Total community operating expenses	213,150	195,713	8.9%	420,627	388,912	8.2%

Property management and other indirect operating expenses	(31,685)	(31,541)	0.5%	(63,536)	(60,392)	5.2%
Expensed transaction, development and other pursuit costs, net of recoveries	(1,261)	(2,364)	(46.7)%	(4,253)	(3,351)	26.9%
Interest expense, net (2)	(51,585)	(58,797)	(12.3)%	(108,406)	(115,323)	(6.0)%
Depreciation expense	(200,546)	(199,302)	0.6%	(405,289)	(401,088)	1.0%
General and administrative expense	(17,676)	(21,291)	(17.0)%	(38,076)	(38,712)	(1.6)%
Casualty loss	—	—	—%	(5,051)	—	(100.0)%
Income from unconsolidated investments	4,970	2,480	100.4%	9,815	2,797	250.9%
Gain on sale of communities	187,322	404	N/A	187,309	149,204	25.5%
Other real estate activity	341	(28)	N/A	470	245	91.8%
Income before income taxes	367,590	138,407	165.6%	517,925	402,954	28.5%

Income tax benefit (expense)	217	159	36.5%	(3,343)	(2,312)	44.6%
Net income	367,807	138,566	165.4%	514,582	400,642	28.4%

Net loss attributable to noncontrolling interests	116	125	(7.2)%	243	93	161.3%
Net income attributable to common stockholders	$367,923	$138,691	165.3%	$514,825	$400,735	28.5%

Net income attributable to common stockholders per common share - basic	$2.59	$0.99	161.6%	$3.65	$2.87	27.2%
Net income attributable to common stockholders per common share - diluted	$2.59	$0.99	161.6%	$3.65	$2.86	27.6%

FFO	$379,811	$336,792	12.8%	$735,069	$650,700	13.0%
Per common share - diluted	$2.67	$2.41	10.8%	$5.21	$4.65	12.0%

Core FFO	$378,182	$340,025	11.2%	$738,152	$656,948	12.4%
Per common share - diluted	$2.66	$2.43	9.5%	$5.23	$4.69	11.5%

Dividends declared - common	$234,773	$222,772	5.4%	$466,211	$445,526	4.6%
Per common share	$1.65	$1.59	3.8%	$3.30	$3.18	3.8%

Average shares and participating securities outstanding - basic	142,028,911	139,879,013	1.5%	141,025,084	139,858,967	0.8%
Average shares outstanding - diluted	142,124,117	139,934,478	1.6%	141,073,964	139,955,280	0.8%
Total outstanding common shares and operating partnership units	142,014,755	139,837,396	1.6%	142,014,755	139,837,396	1.6%

(1)	For detail of non-Core items which are included in this attachment, see in Attachment 13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 3.
(2)	Amounts include $8,261 and $13,413 of interest income on cash and cash in escrow for the three and six months ended June 30, 2023, respectively, and $123 and $101 of interest income on cash and cash in escrow for the three and six months ended June 30, 2022, respectively.

Attachment 2

AvalonBay Communities, Inc.
Condensed Consolidated Balance Sheets
June 30, 2023
(Dollars in thousands)
(unaudited)

	June 30,	December 31,
	2023	2022

Real estate	$24,775,492	$24,619,616
Less accumulated depreciation	(7,193,053)	(6,878,556)

Net operating real estate	17,582,439	17,741,060
Construction in progress, including land	1,202,977	1,072,543
Land held for development	195,115	179,204
Real estate assets held for sale, net	81,047	—

Total real estate, net	19,061,578	18,992,807

Cash and cash equivalents	769,622	613,189
Cash in escrow (1)	177,376	121,056
Resident security deposits	39,027	36,815
Unconsolidated investments	216,533	212,084
Other assets	542,061	481,813

Total assets	$20,806,197	$20,457,764

Unsecured notes, net	$7,355,693	$7,602,305
Unsecured credit facility and commercial paper	—	—
Notes payable, net	707,006	713,740
Resident security deposits	65,070	63,700
Other liabilities	861,350	821,781
Total liabilities	8,989,119	9,201,526

Redeemable noncontrolling interests	1,513	2,685
Equity	11,815,565	11,253,553

Total liabilities and equity	$20,806,197	$20,457,764

(1)	Amount at June 30, 2023 includes $57,848 related to proceeds from a disposition held in escrow for subsequent tax deferred exchange activity.

Attachment 3
AvalonBay Communities, Inc.
Sequential Operating Information (1)
June 30, 2023
(Dollars in thousands, except per home data)
(unaudited)

	Total Apartment Homes	Quarter Ended June 30, 2023	Quarter Ended March 31, 2023	Quarter Ended December 31, 2022
Residential Rental Revenue (2)
Same Store	74,955	$629,883	$617,503	$610,878
Other Stabilized (3)	3,743	27,833	27,401	26,620
Development/Redevelopment (4)	6,970	12,733	10,326	8,858
Commercial Rental Revenue (2)	N/A	10,175	10,244	10,769
Total Rental Revenue	85,668	$680,624	$665,474	$657,125

Residential Operating Expense
Same Store		$195,251	$191,041	$185,105
Other Stabilized (3)		8,764	8,210	6,752
Development/Redevelopment		5,006	4,242	3,386
Commercial Operating Expense		1,646	1,679	1,611
Total Operating Expense		$210,667	$205,172	$196,854

Residential NOI
Same Store		$435,057	$426,939	$426,296
Other Stabilized (3)		19,701	19,765	20,237
Development/Redevelopment		7,733	6,092	5,480
Commercial NOI		8,529	8,565	9,158
Total NOI		$471,020	$461,361	$461,171

Same Store Average Rental Revenue per Occupied Home (5)		$2,920	$2,858	$2,835

Same Store Economic Occupancy		95.9%	96.1%	95.8%

Same Store Turnover (6)
Current year period / Prior year period		49.8% / 47.4%	37.2% / 35.9%	39.3% / 37.8%
Current year period YTD / Prior year period YTD		43.5% / 41.7%		44.6% / 46.2%

	SAME STORE LIKE-TERM EFFECTIVE RENT CHANGE
	April 2023	May 2023	June 2023	Q2 2023		July 2023 (8)
New England	6.8%	6.0%	5.3%	6.0%		4.1%
Metro NY/NJ	4.7%	5.6%	6.3%	5.7%		5.4%
Mid-Atlantic	4.1%	4.2%	5.4%	4.7%		5.3%
Southeast FL	5.0%	4.2%	2.4%	3.7%		0.9%
Denver, CO	2.7%	4.4%	5.1%	4.2%		2.5%
Pacific NW	4.4%	3.6%	1.3%	3.0%		(0.2)%
N. California	3.6%	3.1%	3.1%	3.2%		2.3%
S. California	5.2%	5.1%	5.3%	5.2%		4.2%
Other Expansion Regions	(1.2)%	(0.7)%	3.8%	0.7%		0.6%
Total	4.9%	4.8%	4.9%	4.8%	(7)	4.0%	(7)

(1)	Includes consolidated communities and excludes communities that have been sold or that are classified as held for sale. See Attachment 13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms for the definition of capitalized terms.
(2)	Rental revenue excludes non-qualified REIT income.
(3)	Results for these communities prior to January 1, 2023 may reflect operations prior to stabilization, including lease-up, such that occupancy is not stabilized.
(4)	For per home rent projections and Economic Occupancy for Development communities currently under construction, see Attachment 9 - Development Communities.
(5)	Reflects the effect of Residential concessions amortized over the average lease term and includes uncollectible lease revenue and revenue from government rent relief programs.
(6)	Turnover is the annualized number of units turned over during the period, divided by the total number of Same Store apartment homes for the respective period, and excludes any third-party managed communities.
(7)	For the three months ended June 30, 2023, New Move-In Like-Term Effective Rent Change was 4.0% and Renewal Like-Term Effective Rent Change was 5.6%. New Move-In Like-Term Effective Rent Change was 2.8% and Renewal Like-Term Effective Rent Change was 5.0% for July 1, 2023 to July 26, 2023.
(8)	Rent change percentage for activity in July 2023 through July 26, 2023.

Attachment 4
AvalonBay Communities, Inc.
Quarterly Residential Rental Revenue and Occupancy Changes - Same Store
June 30, 2023
(unaudited)

	Apartment Homes	Average Monthly Rental Revenue Per Occupied Home			Economic Occupancy			Residential Rental Revenue ($000s)(1)
											% Change Excluding Rent Relief (2)
		Q2 23	Q2 22	% Change	Q2 23	Q2 22	% Change	Q2 23	Q2 22	% Change

New England	9,577	$3,292	$3,000	9.7%	96.5%	97.5%	(1.0)%	$91,252	$83,971	8.7%	9.9%

Metro NY/NJ
New York City, NY	3,788	4,004	3,609	10.9%	96.4%	97.3%	(0.9)%	43,860	39,883	10.0%	10.4%
New York - Suburban	3,792	3,505	3,302	6.1%	94.5%	95.2%	(0.7)%	37,666	35,752	5.4%	5.0%
New Jersey	5,415	3,259	2,966	9.9%	96.2%	96.3%	(0.1)%	50,938	46,390	9.8%	10.0%
Metro NY/NJ	12,995	3,548	3,251	9.1%	95.8%	96.3%	(0.5)%	132,464	122,025	8.6%	8.7%

Mid-Atlantic
Washington DC	2,626	2,597	2,431	6.8%	93.5%	93.2%	0.3%	19,134	17,858	7.1%	7.1%
Northern Virginia	5,763	2,510	2,353	6.7%	96.3%	96.0%	0.3%	41,799	39,076	7.0%	7.6%
Suburban Maryland	2,595	2,209	2,082	6.1%	96.0%	96.0%	0.0%	16,505	15,552	6.1%	6.5%
Baltimore, MD	2,317	2,159	2,016	7.1%	96.5%	96.2%	0.3%	14,477	13,483	7.4%	7.2%
Mid-Atlantic	13,301	2,408	2,258	6.6%	95.7%	95.4%	0.3%	91,915	85,969	6.9%	7.2%

Southeast FL	2,187	2,906	2,652	9.6%	96.2%	95.0%	1.2%	18,351	16,566	10.8%	12.0%

Denver, CO	1,086	2,245	2,119	5.9%	96.2%	96.5%	(0.3)%	7,036	6,661	5.6%	6.5%

Pacific Northwest	5,474	2,688	2,545	5.6%	95.0%	96.0%	(1.0)%	41,944	40,082	4.6%	5.1%

Northern California
San Jose, CA	4,723	2,996	2,812	6.5%	96.6%	96.5%	0.1%	40,982	38,448	6.6%	8.4%
Oakland - East Bay, CA	4,338	2,756	2,631	4.8%	96.0%	96.0%	0.0%	34,435	32,861	4.8%	7.5%
San Francisco, CA	3,072	3,433	3,258	5.4%	96.0%	95.5%	0.5%	30,363	28,681	5.9%	8.2%
Northern California	12,133	3,021	2,859	5.7%	96.2%	96.1%	0.1%	105,780	99,990	5.8%	8.0%

Southern California
Los Angeles, CA	12,139	2,715	2,675	1.5%	95.7%	96.6%	(0.9)%	94,630	94,091	0.6%	10.4%
Orange County, CA	3,371	2,710	2,556	6.0%	96.4%	96.6%	(0.2)%	26,417	24,962	5.8%	10.6%
San Diego, CA	1,767	2,804	2,560	9.5%	96.5%	97.7%	(1.2)%	14,347	13,242	8.3%	9.9%
Southern California	17,277	2,723	2,640	3.1%	95.9%	96.7%	(0.8)%	135,394	132,295	2.3%	10.4%

Other Expansion Regions	925	2,177	1,975	10.2%	95.1%	95.7%	(0.6)%	5,747	5,244	9.6%	9.6%

Total Same Store	74,955	$2,920	$2,737	6.7%	95.9%	96.3%	(0.4)%	$629,883	$592,803	6.3%	8.7%
(1) Reflects Residential concessions amortized over the average lease term and includes uncollectible lease revenue and revenue from government rent relief programs. Residential Rental Revenue with Concessions on a Cash Basis for the Company's Same Store portfolio was 5.6%. See Attachment 13, table 10.
(2) Represents the change in Residential Rental Revenue adjusted to remove the impact of governmental rent relief in the periods presented. See Attachment 13, table 11 for further detail of uncollectible lease revenue and government rent relief for the Company's Same Store portfolio.

Attachment 5
AvalonBay Communities, Inc.
Sequential Quarterly Residential Rental Revenue and Occupancy Changes - Same Store
June 30, 2023
(unaudited)

	Apartment Homes	Average Monthly Rental Revenue Per Occupied Home			Economic Occupancy			Residential Rental Revenue ($000s)(1)
											% Change Excluding Rent Relief (2)
		Q2 23	Q1 23	% Change	Q2 23	Q1 23	% Change	Q2 23	Q1 23	% Change

New England	9,577	$3,292	$3,219	2.3%	96.5%	96.6%	(0.1)%	$91,252	$89,308	2.2%	2.2%

Metro NY/NJ
New York City, NY	3,788	4,004	3,963	1.0%	96.4%	96.9%	(0.5)%	43,860	43,637	0.5%	0.4%
New York - Suburban	3,792	3,505	3,470	1.0%	94.5%	94.8%	(0.3)%	37,666	37,416	0.7%	1.4%
New Jersey	5,415	3,259	3,187	2.3%	96.2%	96.2%	0.0%	50,938	49,799	2.3%	2.6%
Metro NY/NJ	12,995	3,548	3,498	1.4%	95.8%	96.0%	(0.2)%	132,464	130,852	1.2%	1.5%

Mid-Atlantic
Washington DC	2,626	2,597	2,559	1.5%	93.5%	93.6%	(0.1)%	19,134	18,867	1.4%	1.4%
Northern Virginia	5,763	2,510	2,464	1.9%	96.3%	95.7%	0.6%	41,799	40,792	2.5%	2.4%
Suburban Maryland	2,595	2,209	2,148	2.8%	96.0%	96.3%	(0.3)%	16,505	16,101	2.5%	2.5%
Baltimore, MD	2,317	2,159	2,063	4.7%	96.5%	95.7%	0.8%	14,477	13,720	5.5%	4.3%
Mid-Atlantic	13,301	2,408	2,352	2.4%	95.7%	95.4%	0.3%	91,915	89,480	2.7%	2.5%

Southeast FL	2,187	2,906	2,888	0.6%	96.2%	97.3%	(1.1)%	18,351	18,441	(0.5)%	(0.3)%

Denver, CO	1,086	2,245	2,208	1.7%	96.2%	95.1%	1.1%	7,036	6,846	2.8%	3.0%

Pacific Northwest	5,474	2,688	2,646	1.6%	95.0%	95.4%	(0.4)%	41,944	41,456	1.2%	1.4%

Northern California
San Jose, CA	4,723	2,996	2,945	1.7%	96.6%	96.8%	(0.2)%	40,982	40,373	1.5%	1.5%
Oakland - East Bay, CA	4,338	2,756	2,691	2.4%	96.0%	96.3%	(0.3)%	34,435	33,713	2.1%	2.3%
San Francisco, CA	3,072	3,433	3,405	0.8%	96.0%	96.0%	0.0%	30,363	30,128	0.8%	1.1%
Northern California	12,133	3,021	2,970	1.7%	96.2%	96.4%	(0.2)%	105,780	104,214	1.5%	1.6%

Southern California
Los Angeles, CA	12,139	2,715	2,616	3.8%	95.7%	96.3%	(0.6)%	94,630	91,727	3.2%	3.3%
Orange County, CA	3,371	2,710	2,655	2.1%	96.4%	95.7%	0.7%	26,417	25,700	2.8%	3.2%
San Diego, CA	1,767	2,804	2,689	4.3%	96.5%	96.9%	(0.4)%	14,347	13,809	3.9%	3.8%
Southern California	17,277	2,723	2,632	3.5%	95.9%	96.2%	(0.3)%	135,394	131,236	3.2%	3.3%

Other Expansion Regions	925	2,177	2,143	1.6%	95.1%	95.3%	(0.2)%	5,747	5,670	1.4%	1.4%

Total Same Store	74,955	$2,920	$2,858	2.2%	95.9%	96.1%	(0.2)%	$629,883	$617,503	2.0%	2.1%
(1) Reflects Residential concessions amortized over the average lease term and includes uncollectible lease revenue and revenue from government rent relief programs. Residential Rental Revenue with Concessions on a Cash Basis for the Company's Same Store portfolio was 2.2%. See Attachment 13, table 10.
(2) Represents the change in Residential Rental Revenue adjusted to remove the impact of governmental rent relief in the periods presented. See Attachment 13, table 11 for further detail of uncollectible lease revenue and government rent relief for the Company's Same Store portfolio.

Attachment 6
AvalonBay Communities, Inc.
Year to Date Residential Rental Revenue and Occupancy Changes - Same Store
June 30, 2023
(unaudited)

	Apartment Homes	Average Monthly Rental Revenue Per Occupied Home			Economic Occupancy			Residential Rental Revenue ($000s)(1)
											% Change Excluding Rent Relief (2)
		YTD 2023	YTD 2022	% Change	YTD 2023	YTD 2022	% Change	YTD 2023	YTD 2022	% Change

New England	9,577	$3,256	$2,938	10.8%	96.5%	97.3%	(0.8)%	$180,559	$164,074	10.0%	11.4%

Metro NY/NJ
New York City, NY	3,788	3,983	3,533	12.7%	96.7%	97.2%	(0.5)%	87,497	77,991	12.2%	12.8%
New York - Suburban	3,792	3,488	3,262	6.9%	94.6%	95.5%	(0.9)%	75,082	70,835	6.0%	5.6%
New Jersey	5,415	3,223	2,880	11.9%	96.2%	96.6%	(0.4)%	100,737	90,360	11.5%	11.7%
Metro NY/NJ	12,995	3,522	3,184	10.6%	95.9%	96.4%	(0.5)%	263,316	239,186	10.1%	10.3%

Mid-Atlantic
Washington DC	2,626	2,579	2,382	8.3%	93.5%	93.9%	(0.4)%	38,001	35,232	7.9%	8.1%
Northern Virginia	5,763	2,488	2,306	7.9%	96.0%	95.9%	0.1%	82,591	76,485	8.0%	8.5%
Suburban Maryland	2,595	2,178	2,059	5.8%	96.1%	95.8%	0.3%	32,606	30,735	6.1%	6.7%
Baltimore, MD	2,317	2,111	1,981	6.6%	96.1%	95.5%	0.6%	28,196	26,311	7.2%	7.6%
Mid-Atlantic	13,301	2,380	2,217	7.4%	95.5%	95.4%	0.1%	181,394	168,763	7.5%	8.0%

Southeast FL	2,187	2,897	2,567	12.9%	96.8%	95.8%	1.0%	36,792	32,288	13.9%	15.9%

Denver, CO	1,086	2,228	2,074	7.4%	95.6%	96.0%	(0.4)%	13,881	12,975	7.0%	7.6%

Pacific Northwest	5,474	2,667	2,464	8.2%	95.2%	95.9%	(0.7)%	83,400	77,586	7.5%	7.8%

Northern California
San Jose, CA	4,723	2,969	2,747	8.1%	96.7%	96.5%	0.2%	81,357	75,111	8.3%	9.7%
Oakland - East Bay, CA	4,338	2,723	2,575	5.7%	96.2%	96.1%	0.1%	68,148	64,397	5.8%	7.9%
San Francisco, CA	3,072	3,419	3,208	6.6%	96.0%	95.4%	0.6%	60,491	56,437	7.2%	9.6%
Northern California	12,133	2,995	2,802	6.9%	96.3%	96.0%	0.3%	209,996	195,945	7.2%	9.1%

Southern California
Los Angeles, CA	12,139	2,665	2,578	3.4%	96.0%	96.4%	(0.4)%	186,358	180,942	3.0%	12.4%
Orange County, CA	3,371	2,683	2,496	7.5%	96.0%	96.7%	(0.7)%	52,117	48,794	6.8%	11.0%
San Diego, CA	1,767	2,746	2,512	9.3%	96.7%	97.2%	(0.5)%	28,156	25,869	8.8%	10.8%
Southern California	17,277	2,677	2,556	4.7%	96.1%	96.5%	(0.4)%	266,631	255,605	4.3%	12.0%

Other Expansion Regions	925	2,160	1,943	11.2%	95.2%	94.8%	0.4%	11,417	10,227	11.6%	11.6%

Total Same Store	74,955	$2,889	$2,672	8.1%	96.0%	96.3%	(0.3)%	$1,247,386	$1,156,649	7.8%	10.2%
(1) Reflects Residential concessions amortized over the average lease term and includes uncollectible lease revenue and revenue from government rent relief programs. Residential Rental Revenue with Concessions on a Cash Basis for the Company's Same Store portfolio was 6.8%. See Attachment 13, table 10.
(2) Represents the change in Residential Rental Revenue adjusted to remove the impact of governmental rent relief in the periods presented. See Attachment 13, table 11 for further detail of uncollectible lease revenue and government rent relief for the Company's Same Store portfolio.

Attachment 7
AvalonBay Communities, Inc.
Residential Operating Expenses ("Opex") - Same Store (1)
June 30, 2023
(Dollars in thousands)
(unaudited)

	Q2 2023	Q2 2022	% Change	Q2 2023 % of Total Opex	YTD 2023	YTD 2022	% Change	YTD 2023 % of Total Opex

Property taxes (2)	$68,317	$65,014	5.1%	35.0%	$136,629	$130,356	4.8%	35.4%
Payroll (3)	37,296	38,276	(2.6)%	19.1%	75,313	76,878	(2.0)%	19.5%
Repairs & maintenance (4)	37,170	33,351	11.5%	19.0%	66,948	61,665	8.6%	17.3%
Utilities (5)	21,790	16,666	30.7%	11.2%	46,186	36,447	26.7%	12.0%
Office operations (6)	18,020	15,706	14.7%	9.2%	36,411	30,630	18.9%	9.4%
Insurance (7)	8,598	7,928	8.5%	4.4%	17,274	15,711	9.9%	4.5%
Marketing (8)	4,060	3,541	14.7%	2.1%	7,531	7,058	6.7%	1.9%
Total Same Store Residential Operating Expenses	$195,251	$180,482	8.2%	100.0%	$386,292	$358,745	7.7%	100.0%

(1)	Same Store operating expenses exclude indirect costs for corporate-level property management and other support-related expenses.

(2)	Property taxes increased for the three and six months ended June 30, 2023 over the prior year periods due to (i) increased assessments across the portfolio and (ii) the expiration of property tax incentive programs primarily at certain of our properties in New York City. The expiration of property tax incentive programs represents $1,237 or 37% of the 5.1% increase in property taxes for the three months ended June 30, 2023 and $2,638 or 42% of the 4.8% increase in property taxes for the six months ended June 30, 2023.

(3)	Payroll costs decreased for the three and six months ended June 30, 2023 from the prior year periods primarily due to a reduction in on-site leasing and administrative personnel, decreased incentive compensation and lower benefit costs.

(4)	Repairs and maintenance increased for the three and six months ended June 30, 2023 over the prior year periods due to increased contract labor and turnover costs and increased uninsured loss, partially offset by increased damage receipts as compared to the prior year periods.

(5)	Utilities represents aggregate utility costs, net of resident reimbursements. The increases for the three and six months ended June 30, 2023 over the prior year periods are primarily due to the Company’s implementation of a bulk internet offering at its communities, which is more than offset by bulk internet revenue, as well as increases in electricity and gas rates, sewer fees and trash removal costs. The bulk internet offering represents $2,320 or 45% of the 30.7% increase in utilities for the three months ended June 30, 2023 and $4,280 or 44% of the 26.7% increase in utilities for the six months ended June 30, 2023.

(6)	Office operations includes administrative costs, legal and eviction costs, land and furniture lease expense and association and license fees. The increase for the three and six months ended June 30, 2023 over the prior year periods is primarily due to (i) bad debt expense associated with resident expense reimbursements, damage receipts and other related items, (ii) legal costs and (iii) furnished housing furniture rental costs which are more than offset by furnished housing rental premiums. Bad debt expense and legal costs represent $1,506 or 65% of the 14.7% increase in office operations for the three months ended June 30, 2023 and $2,590 or 45% of the 18.9% increase in office operations for the six months ended June 30, 2023.

(7)	Insurance is composed of premiums, expected claims activity and associated reductions from receipt of claims recoveries. The increases for the three and six months ended June 30, 2023 over the prior year periods are due to increased property insurance premiums. Insurance costs can be variable due to the amounts and timing of estimated and actual claim activity and the related recoveries received.

(8)	Marketing costs increased for the three and six months ended June 30, 2023 over the prior year periods due to increased internet advertising costs and customer service incentives.

Attachment 8
AvalonBay Communities, Inc.
Expensed Community Maintenance Costs and Capitalized Community Expenditures
June 30, 2023
(Dollars in thousands except per home data)
(unaudited)

		YTD 2023 Maintenance Expensed Per Home			Categorization of YTD 2023 Additional Capitalized Value (1)
Current Communities	Apartment Homes (2)	Carpet Replacement	Other Maintenance (3)	Total	Acquisitions, Construction, Redevelopment & Dispositions (4)		NOI Enhancing (5)	Asset Preservation	YTD 2023 Additional Capitalized Value	NOI Enhancing Per Home	Asset Preservation Per Home

Same Store	74,955	$60	$1,370	$1,430	$17,542	(6)	$18,223	$52,379	$88,144	$243	$699
Other Stabilized	3,743	21	1,088	1,109	3,623	(7)	160	120	3,903	$43	$32
Development/Redevelopment (8)	6,970	7	278	285	414,637		—	—	414,637	—	—
Dispositions (9)	—	—	—	—	(126,490)		—	—	(126,490)	—	—
Total	85,668	$54	$1,269	$1,323	$309,312		$18,383	$52,499	$380,194	N/A	N/A

(1)	Expenditures are capitalized for the acquisition or development of new assets or for expenditures that extend the life of existing assets and benefit the Company for periods greater than a year.
(2)	Includes consolidated communities and excludes communities that have been sold or that are classified as held for sale.
(3)	Other maintenance includes maintenance, landscaping and redecorating costs, as well as maintenance related payroll expense.
(4)	Includes the write-off of impaired assets and additional capitalized expenditures related to recognized casualty losses, if applicable.
(5)
This Attachment excludes capitalized expenditures for the commercial component of communities, which the Company classifies as NOI Enhancing. Same Store and Other Stabilized exclude $2,305 and $2,176, respectively, related to commercial space.

(6)	Consists primarily of expenditures for communities under redevelopment that have remained in Same Store with stabilized occupancy.
(7)	Represents acquired communities coupled with commitment close-outs and construction true-ups on recently constructed communities.
(8)	Includes communities under construction/reconstruction during the period, including communities where construction/reconstruction is complete.
(9)	Includes The Park Loggia condominium sales.

Other Capitalized Costs
	Interest	Overhead
Q2 2023	$11,606	$13,458
Q1 2023	$11,018	$13,552
Q4 2022	$10,430	$11,600
Q3 2022	$9,131	$12,934

Attachment 9
AvalonBay Communities, Inc.
Development Communities as of June 30, 2023
(unaudited)

Community Information			Number	Total	Actual/Projected Schedule				Avg	%	%	%	%
			of	Capital				Full Qtr	Monthly	Complete	Leased	Occupied	Economic
			Apt	Cost		Initial		Stabilized	Rental Rev				Occ.
Development Name		Location	Homes	(millions)	Start	Occupancy	Complete	Ops	Per Home	As of July 12, 2023			Q2 '23

	Communities Under Construction:
1.	Avalon Somerville Station	Somerville, NJ	374	$123	Q4 2020	Q2 2022	Q3 2023	Q4 2023	$3,145	89%	90%	81%	70%
2.	Avalon North Andover	North Andover, MA	221	78	Q2 2021	Q4 2022	Q3 2023	Q4 2023	2,740	82%	91%	75%	64%
3.	Avalon Merrick Park (1)	Miami, FL	254	103	Q2 2021	Q2 2023	Q3 2023	Q2 2024	3,430	91%	28%	14%	3%
4.	Avalon Amityville	Amityville, NY	338	135	Q2 2021	Q3 2023	Q2 2024	Q4 2024	3,110	—	9%	—	—
5.	Avalon Bothell Commons I	Bothell, WA	467	236	Q2 2021	Q3 2023	Q3 2024	Q2 2025	2,965	7%	3%	1%	—
6.	Avalon Westminster Promenade	Westminster, CO	312	110	Q3 2021	Q1 2024	Q2 2024	Q1 2025	2,130	—	—	—	—
7.	Avalon West Dublin	Dublin, CA	499	270	Q3 2021	Q4 2023	Q4 2024	Q2 2025	3,245	—	—	—	—
8.	Avalon Princeton Circle	Princeton, NJ	221	88	Q4 2021	Q2 2023	Q1 2024	Q3 2024	3,565	13%	17%	8%	—
9.	Avalon Montville	Montville, NJ	349	127	Q4 2021	Q4 2023	Q3 2024	Q4 2024	2,895	—	—	—	—
10.	Avalon Redmond Campus (2)	Redmond, WA	214	85	Q4 2021	Q4 2023	Q2 2024	Q4 2024	2,795	—	—	—	—
11.	Avalon Governor's Park	Denver, CO	304	135	Q1 2022	Q2 2024	Q3 2024	Q2 2025	2,690	—	—	—	—
12.	Avalon West Windsor (3)	West Windsor, NJ	535	201	Q2 2022	Q2 2025	Q3 2026	Q1 2027	2,995	—	—	—	—
13.	Avalon Durham (1)	Durham, NC	336	125	Q2 2022	Q2 2024	Q3 2024	Q2 2025	2,270	—	—	—	—
14.	Avalon Annapolis	Annapolis, MD	508	202	Q3 2022	Q3 2024	Q3 2025	Q2 2026	2,700	—	—	—	—
15.	Kanso Milford	Milford, MA	162	65	Q4 2022	Q1 2024	Q3 2024	Q1 2025	2,600	—	—	—	—
16.	Avalon Lake Norman (1)	Mooresville, NC	345	101	Q1 2023	Q4 2024	Q4 2025	Q2 2026	1,945	—	—	—	—
17.	Avalon Hunt Valley West	Hunt Valley, MD	322	109	Q2 2023	Q1 2025	Q1 2026	Q3 2026	2,485	—	—	—	—
	Total / Weighted Average Under Construction		5,761	$2,293					$2,815

	Communities Completed this Quarter:
1.	Avalon Harrison (3)	Harrison, NY	143	$94	Q4 2018	Q3 2021	Q2 2023	Q4 2023	$4,165	100%	87%	81%	57%
2.	Avalon Brighton	Boston, MA	180	90	Q2 2021	Q1 2023	Q2 2023	Q4 2023	3,855	100%	86%	75%	37%
	Communities Completed Subtotal/Weighted Average		323	$184					$3,990

	Total/Weighted Average Under Construction and Completed this quarter		6,084	$2,477					$2,875

	Total Weighted Average Projected NOI as a % of Total Capital Cost			5.8%

Asset Cost Basis (millions) (4):
	Total Capital Cost, under construction and completed			$2,571
	Total Capital Cost, disbursed to date			(1,558)
	Total Capital Cost, remaining to invest			$1,013

(1)	Communities being developed through the Developer Funding Program.

(2)	Avalon Redmond Campus is a densification of the Company's existing eaves Redmond Campus wholly-owned community, where 48 existing older apartment homes were demolished and are being replaced by Avalon Redmond Campus. As a densification, this community is excluded from the weighted average Projected NOI as a % of Total Capital Cost.

(3)	Developments containing at least 10,000 square feet of commercial space include Avalon West Windsor (19,000 sf) and Avalon Harrison (27,000 sf).

(4)	Includes the communities presented and one additional community with 172 apartment homes representing $94 million in Total Capital Costs which completed construction but had not yet achieved Stabilized Operations for the full quarter. Q2 2023 total NOI for these 20 communities was $5.4 million.

Attachment 10
AvalonBay Communities, Inc.
Unconsolidated Real Estate Investments
June 30, 2023
(Dollars in thousands)
(unaudited)

Operating Communities
				NOI (1)(2)		Debt
		AVB	Apartment	Q2	YTD	Principal	Interest
Venture	Communities	Ownership	Homes	2023	2023	Amount (1)	Rate (3)

NYTA MF Investors, LLC	5	20.0%	1,301	$10,210	$20,443	$394,969	3.88%
MVP I, LLC	1	25.0%	313	2,147	4,189	103,000	3.24%
Brandywine Apartments of Maryland, LLC	1	28.7%	305	655	1,808	19,399	3.40%
Avalon Alderwood MF, LLC	1	50.0%	328	1,811	3,505	—	—%
Total Unconsolidated Real Estate Investments	8		2,247	$14,823	$29,945	$517,368	3.73%

Development Communities
			Projected					Avg				% Economic Occ.
				Total Capital		Projected		Monthly	%	%	%
		AVB	Apartment	Cost		Initial		Rental Rev	Complete	Leased	Occupied
Venture	Location	Ownership	Homes	(millions) (1)	Start	Occupancy	Complete	Per Home	As of July 12, 2023			Q2 '23

Arts District Joint Venture (4)	Los Angeles, CA	25.0%	475	$288	Q3 2020	Q3 2023	Q4 2023	$3,360	—	1%	—	—

(1)NOI, debt principal amount and projected Total Capital Cost are presented at 100% ownership.
(2)NOI excludes property management fees as the Company serves as the property management company for all ventures except Brandywine Apartments of Maryland, LLC.
(3)Represents the weighted average interest rate as of June 30, 2023.
(4)This development is expected to include 56,000 square feet of commercial space. As of June 30, 2023, the Company had contributed its equity commitment of $31,776. The remaining development costs are primarily expected to be funded by the venture's variable rate construction loan. The venture had drawn $111,662 of the $167,147 maximum borrowing capacity of the construction loan as of June 30, 2023.

Attachment 11
AvalonBay Communities, Inc.
Debt Structure and Select Debt Metrics
June 30, 2023
(Dollars in thousands)
(unaudited)

DEBT COMPOSITION AND MATURITIES

		Average Interest Rate (1)	Principal Amortization Payments and Maturities (2)
Debt Composition	Amount		Year	Secured notes amortization and maturities	Unsecured notes maturities	Total

Secured notes			2023	$900	$350,000	$350,900
Fixed rate	$270,677	3.4%	2024	9,100	450,000	459,100
Variable rate	449,750	5.6%	2025	9,700	825,000	834,700
Subtotal, secured notes	720,427	4.8%	2026	10,600	775,000	785,600
			2027	249,000	400,000	649,000
Unsecured notes			2028	17,600	850,000	867,600
Fixed rate	7,250,000	3.3%	2029	74,750	450,000	524,750
Variable rate	150,000	6.2%	2030	9,000	700,000	709,000
Subtotal, unsecured notes	7,400,000	3.3%	2031	9,600	600,000	609,600
			2032	10,300	700,000	710,300
Variable rate facility (3)	—	—%	Thereafter	319,877	1,300,000	1,619,877
Commercial paper (3)	—	—%		$720,427	$7,400,000	$8,120,427
Total Debt	$8,120,427	3.5%

SELECT DEBT METRICS

Q2 2023 Net Debt-to-Core EBITDAre (4)	4.1x	Q2 2023 Interest Coverage (4)	7.4x	YTD 2023 Unencumbered NOI (4)	95%	Weighted avg years to maturity of total debt (2)	7.6

DEBT COVENANT COMPLIANCE

Unsecured Line of Credit Covenants	June 30, 2023	Requirement

Total Outstanding Indebtedness to Capitalization Value (5)	24.3%	<	65%
Combined EBITDA to Combined Debt Service	6.32x	>	1.50x
Unsecured Indebtedness to Unencumbered Asset Value	22.7%	<	65%
Secured Indebtedness to Capitalization Value (5)	2.8%	<	40%

Unsecured Senior Notes Covenants (6)	June 30, 2023	Requirement

Total Outstanding Indebtedness to Total Assets (7)	30.1%	<	65%
Secured Indebtedness to Total Assets (7)	2.6%	<	40%
Unencumbered Assets to Unsecured Indebtedness	345.9%	>	150%
Consolidated Income Available for Debt Service to the Annual Service Charge	6.95x	>	1.50x

(1)
Rates are as of June 30, 2023 and, for secured and unsecured notes, include costs of financing such as credit enhancement fees, trustees' fees, the impact of interest rate hedges and mark-to-market adjustments.

(2)	Excludes the Company's (i) Credit Facility, (ii) commercial paper and (iii) any associated issuance discount, mark-to-market discounts and deferred financing costs, if applicable.
(3)
Represents amounts outstanding at June 30, 2023 under the Company's (i) $2.25 billion Credit Facility and (ii) $500 million unsecured commercial paper program, which is backstopped by, and reduces the borrowing capacity of, the Credit Facility.

(4)	See Attachment 13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.
(5)
Capitalization Value represents the Company’s Combined EBITDA for operating communities that the Company has owned for at least 12 months as of June 30, 2023, capitalized at a rate of 5.75% per annum, plus the book value of Development communities and real estate communities acquired. For discussion of other defined terms, see "Debt Covenant Compliance" in Attachment 13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(6)
The information about the Company’s unsecured senior notes covenants shows compliance with selected covenants under the Company’s 1998 Indenture, under which debt securities are outstanding with maturity dates through 2047, subject to prepayment or redemption at the Company’s election. See “Debt Covenant Compliance” in Attachment 13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms. Different covenants apply to debt securities outstanding under the Company’s 2018 Indenture.

(7)
Total Assets represents the sum of the Company's undepreciated real estate assets and other assets, excluding accounts receivable. See "Debt Covenant Compliance" in Attachment 13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

Attachment 12
AvalonBay Communities, Inc.
2023 Financial Outlook
As of July 31, 2023
(dollars in millions, except per share and apartment home data)
(unaudited)

Financial Outlook (1)
		July 2023 Outlook					February 2023 Outlook
	2022 Actual	Full Year 2023 Projected			2023 Midpoint	Change	Full Year 2023 Projected			2023 Midpoint	Change
EPS	$8.12	$6.83	to	$7.03	$6.93	(14.7)%	$6.25	to	$6.75	$6.50	(20.0)%
FFO per share	$9.67	$10.37	to	$10.57	$10.47	8.3%	$9.99	to	$10.49	$10.24	5.9%
Core FFO per share	$9.79	$10.46	to	$10.66	$10.56	7.9%	$10.06	to	$10.56	$10.31	5.3%

Assumptions			Key Capital Items
	Full Year 2023 Projected			Full Year 2023 Projected
	Jul 2023	Feb 2023		Jul 2023	Feb 2023
	Outlook	Outlook		Outlook	Outlook
Same Store assumptions:			New capital sourced from capital markets activity and asset sales	$650	$400
Residential revenue change	5.5% - 6.5%	4.0% - 6.0%
Residential Opex change	6.0% - 7.0%	5.75% - 7.25%	Capital sourced in 2022 from the Equity Forward (3)	$490	$490

Residential NOI change	5.25% - 6.75%	3.0% - 5.5%	Capital used for debt redemptions and amortization	$760	$610

Capitalized interest	$46 to $50	$45 to $55	Capital used for investment activities (4)	$1,080	$1,170
			Projected cash and cash equivalents, 12/31/2023	$315	$85
Expected capital cost for Development started in 2023	$775	$875

Development homes completed and delivered in 2023	2,100	2,125

Development homes occupied in 2023	1,500	1,550

2023 Projected Residential NOI - Development	$20 to $24	$18 to $24

Structured Investment Program (SIP)
New commitments in 2023	$50 to $100	$75 to $125
Total amount funded in 2023	$50 to $80	$50 to $100

Expensed overhead (2)	$198 to $202	$187 to $197

Expensed overhead, included in Core FFO (2)	$195 to $199	$186 to $196

(1)See Attachment 13 for Definitions and Reconciliations of Non-GAAP Financial Measures, including the reconciliation of Projected EPS to Projected FFO per share and Projected FFO per share to Projected Core FFO per share and the reconciliation of net income to NOI.
(2)Expensed overhead includes general and administrative expense, property management and other indirect operating expenses. Expensed overhead, included in Core FFO, represents expensed overhead adjusted to remove the impact of executive transition compensation costs as well as legal and other settlements as detailed on Attachment 13, table 9.
(3)In April 2023, the Company settled the Equity Forward, issuing 2,000,000 shares of common stock.
(4)Includes (i) development and redevelopment activity, including land, (ii) funding the Company's SIP commitments and (iii) joint venture funding.

Attachment 13

AvalonBay Communities, Inc.
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms
June 30, 2023
(unaudited)

This release, including its attachments, contains certain non-GAAP financial measures and other terms. The definitions and calculations of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. The non-GAAP financial measures referred to below should not be considered an alternative to net income as an indication of our performance. In addition, these non-GAAP financial measures do not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative measure of liquidity or as indicative of cash available to fund cash needs.

Asset Preservation Capex represents capital expenditures that the Company does not expect will directly result in increased revenue or expense savings.

Average Monthly Rental Revenue per Home, as calculated for certain Development communities in lease-up, reflects management’s projected stabilized rents net of estimated stabilized concessions, including estimated stabilized other rental revenue and excluding projected commercial revenue. Projected stabilized rents are based on one or more of the following: (i) actual average leased rents on apartments leased through quarter end, (ii) projected rollover rents on apartments leased through quarter end where the lease term expires within the first twelve months of Stabilized Operations and (iii) Market Rents on unleased homes.

Average Monthly Rental Revenue per Occupied Home is calculated by the Company as Residential rental revenue in accordance with GAAP, divided by the weighted average number of occupied apartment homes.

Commercial represents results attributable to the non-apartment components of the Company's mixed-use communities and other non-residential operations.

Debt Covenant Compliance ratios for the Unsecured Line of Credit Covenants show the Company's compliance with selected covenants provided in the Company’s Sixth Amended and Restated Revolving Loan Agreement dated as of September 27, 2022 and the Company’s Amended and Restated Term Loan Agreement dated February 28, 2019, as amended on October 27, 2022, which have been or will be filed as exhibits to the Company’s SEC reports. The ratios for the Unsecured Senior Notes Covenants show only the Company's compliance with selected covenants provided in the Company’s Indenture dated as of January 16, 1998, as supplemented by the First Supplemental Indenture dated as of January 20, 1998, Second Supplemental Indenture dated as of July 7, 1998, Amended and Restated Third Supplemental Indenture dated as of July 20, 2000, Fourth Supplemental Indenture dated as of September 18, 2006 and Fifth Supplemental Indenture dated as of November 21, 2014 (collectively, the “1998 Indenture"), which have been filed as exhibits to the Company’s SEC reports. Different covenants apply to debt securities outstanding under the Company’s Indenture dated as of February 23, 2018, as supplemented by the First Supplemental Indenture dated as of March 26, 2018 and the Second Supplemental Indenture dated as of May 29, 2018 (collectively, the “2018 Indenture”), which have been filed as exhibits to the Company's SEC reports. Compliance with selected covenants under the 2018 Indenture is excluded from the presentation of Debt Covenant Compliance in this release.

The Debt Covenant Compliance ratios are provided only to show the Company’s compliance with certain covenants contained in the 1998 Indenture governing a majority of the Company's unsecured debt securities and in the Company’s Credit Facility and Term Loans, as of the date reported. These ratios should not be used for any other purpose, including without limitation to evaluate the Company’s financial condition or results of operations, nor do they indicate the Company’s covenant compliance as of any other date or for any other period. The capitalized terms in the disclosure are defined in the Indenture or the Credit Facility and the Term Loans, and may differ materially from similar terms (i) used elsewhere in this release and the Attachments and (ii) used by other companies that present information about their covenant compliance. For risks related to failure to comply with these covenants, see “Risk Factors – Risks related to indebtedness” and other risks discussed in the Company’s 2022 Annual Report on Form 10-K and the Company’s other reports filed with the SEC.

Development is composed of consolidated communities that are either currently under construction, or were under construction and were completed during the current year. These communities may be partially or fully complete and operating.

EBITDA, EBITDAre and Core EBITDAre are considered by management to be supplemental measures of our financial performance. EBITDA is defined by the Company as net income or loss computed in accordance with GAAP before interest expense, income taxes, depreciation and amortization. EBITDAre is calculated by the Company in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“Nareit”), as EBITDA plus or minus losses and gains on the disposition of depreciated property, plus impairment write-downs of depreciated property, with adjustments to reflect the Company's share of EBITDAre of unconsolidated entities. Core EBITDAre is the Company’s EBITDAre as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered part of the Company’s core business operations, Core EBITDAre can help one compare the core operating and financial performance of the Company between periods. A reconciliation of EBITDA, EBITDAre and Core EBITDAre to net income is as follows (dollars in thousands):

Attachment 13

TABLE 1
Q2
2023
Net income	$367,807
Interest expense and loss on extinguishment of debt	59,883
Income tax benefit	(217)
Depreciation expense	200,546
EBITDA	$628,019

Gain on sale of communities	(187,322)
Unconsolidated entity EBITDAre adjustments (1)	2,809
EBITDAre	$443,506

Unconsolidated entity gains, net	(1,795)
Joint venture promote	(1,072)
Structured Investment Program loan reserve	(105)
Advocacy contributions	200
Hedge accounting activity	(37)
Executive transition compensation costs	297
Severance related costs	327
Expensed transaction, development and other pursuit costs, net of recoveries	797
Other real estate activity	(341)
Legal settlements	148
Core EBITDAre	$441,925

(1) Includes joint venture interest, taxes, depreciation, gain on dispositions of depreciated real estate and impairment losses, if applicable, included in net income.

Economic Gain is calculated by the Company as the gain on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other adjustments that may be required under GAAP accounting. Management generally considers Economic Gain to be an appropriate supplemental measure to gain on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community. The Economic Gain for disposed communities is based on their respective final settlement statements. A reconciliation of the aggregate Economic Gain to the aggregate gain on sale in accordance with GAAP for the wholly-owned communities disposed of during the three and six months ended June 30, 2023 is as follows (dollars in thousands):

TABLE 2
	Q2 2023	YTD 2023
GAAP Gain	$187,341	$187,341

Accumulated Depreciation and Other	(64,063)	(64,063)

Economic Gain	$123,278	$123,278

Economic Occupancy is defined as total possible Residential revenue less vacancy loss as a percentage of total possible Residential revenue. Total possible Residential revenue (also known as “gross potential”) is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents. By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

Attachment 13

FFO and Core FFO are generally considered by management to be appropriate supplemental measures of our operating and financial performance. FFO is calculated by the Company in accordance with the definition adopted by Nareit. FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates which are driven by a decrease in the value of depreciable real estate assets held by the affiliate and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. FFO can help one compare the operating and financial performance of a real estate company between periods or as compared to different companies because adjustments such as (i) gains or losses on sales of previously depreciated property or (ii) real estate depreciation may impact comparability between companies as the amount and timing of these or similar items can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates. Core FFO is the Company's FFO as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered by us to be part of our core business operations, Core FFO can help with the comparison of core operating performance of the Company between periods. A reconciliation of Net income attributable to common stockholders to FFO and to Core FFO is as follows (dollars in thousands):

TABLE 3
	Q2	Q2	YTD	YTD
	2023	2022	2023	2022
Net income attributable to common stockholders	$367,923	$138,691	$514,825	$400,735
Depreciation - real estate assets, including joint venture adjustments	199,197	198,493	402,477	399,145
Distributions to noncontrolling interests	13	12	25	24
Gain on sale of previously depreciated real estate	(187,322)	(404)	(187,309)	(149,204)
Casualty loss on real estate	—	—	5,051	—
FFO attributable to common stockholders	379,811	336,792	735,069	650,700

Adjusting items:
Unconsolidated entity gains, net (1)	(1,795)	(2,040)	(4,851)	(2,295)
Joint venture promote (2)	(1,072)	—	(1,072)	—
Structured Investment Program loan reserve (3)	(105)	1,608	(124)	1,608
Hedge accounting activity	(37)	297	191	(432)
Advocacy contributions	200	384	200	534
Executive transition compensation costs	297	407	644	809
Severance related costs	327	24	1,500	65
Expensed transaction, development and other pursuit costs, net of recoveries	797	1,839	3,248	1,998
Other real estate activity	(341)	28	(470)	(245)
For-sale condominium imputed carry cost (4)	169	716	424	1,635
Legal settlements	148	129	50	259
Income tax (benefit) expense (5)	(217)	(159)	3,343	2,312
Core FFO attributable to common stockholders	$378,182	$340,025	$738,152	$656,948

Average shares outstanding - diluted	142,124,117	139,934,478	141,073,964	139,955,280

Earnings per share - diluted	$2.59	$0.99	$3.65	$2.86
FFO per common share - diluted	$2.67	$2.41	$5.21	$4.65
Core FFO per common share - diluted	$2.66	$2.43	$5.23	$4.69

(1) Amounts consist primarily of net unrealized gains on technology investments.
(2) Amount for 2023 is for the Company's recognition of its promoted interest in the U.S. Fund.
(3) Amounts are the expected credit losses associated with the Company's lending commitments under its SIP. The timing and amount of any actual losses that will be incurred, if any, is to be determined.
(4) Represents the imputed carry cost of the for-sale residential condominiums at The Park Loggia. The Company computes this adjustment by multiplying the Total Capital Cost of completed and unsold for-sale residential condominiums by the Company's weighted average unsecured debt effective interest rate.
(5) Amounts are primarily for the recognition of taxes associated with The Park Loggia.

Attachment 13

Interest Coverage is calculated by the Company as Core EBITDAre divided by interest expense. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies. A calculation of Interest Coverage for the three months ended June 30, 2023 is as follows (dollars in thousands):

TABLE 4

Core EBITDAre (1)	$441,925

Interest expense (2)	$59,883

Interest Coverage	7.4 times

(1) For additional detail, see Attachment 13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 1.
(2) Excludes the impact of hedge accounting activity.

Like-Term Effective Rent Change represents the percentage change in effective rent between two leases of the same lease term category for the same apartment. The Company defines effective rent as the contractual rent for an apartment less amortized concessions and discounts. Average Like-Term Effective Rent Change is weighted based on the number of leases meeting the criteria for new move-in and renewal like-term effective rent change. New Move-In Like-Term Effective Rent Change is the change in effective rent between the contractual rent for a resident who moves out of an apartment, and the contractual rent for a resident who moves into the same apartment with the same lease term category. Renewal Like-Term Effective Rent Change is the change in effective rent between two consecutive leases of the same lease term category for the same resident occupying the same apartment. Like-term effective rent change as presented excludes any third-party managed communities.

Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $300 - $500 per apartment home, divided by the gross sales price for the community. Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation and amortization. For this purpose, management’s projection of operating expenses for the community includes a management fee of 2.25%. The Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property. Buyers may assign different Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels. The weighted average Market Cap Rate is weighted based on the gross sales price of each community.

Market Rents as reported by the Company are based on the current market rates set by the Company based on its experience in renting apartments and publicly available market data. Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.

Net Debt-to-Core EBITDAre is calculated by the Company as total debt (secured and unsecured notes, and the Company's Credit Facility and commercial paper program) that is consolidated for financial reporting purposes, less consolidated cash and cash in escrow, divided by annualized second quarter 2023 Core EBITDAre. A calculation of Net Debt-to-Core EBITDAre is as follows (dollars in thousands):

Attachment 13

TABLE 5

Total debt principal (1)	$8,120,427
Cash and cash in escrow	(946,998)
Net debt	$7,173,429

Core EBITDAre (2)	$441,925

Core EBITDAre, annualized	$1,767,700

Net Debt-to-Core EBITDAre	4.1 times

(1) Balance at June 30, 2023 excludes $44,307 of debt discount and deferred financing costs as reflected in unsecured notes, net, and $13,421 of debt discount and deferred financing costs as reflected in notes payable, net, on the Condensed Consolidated Balance Sheets.

(2) For additional detail, see Attachment 13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 1.

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excluding corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, expensed transaction, development and other pursuit costs, net of recoveries, interest expense, net, loss on extinguishment of debt, net, general and administrative expense, income from unconsolidated investments, depreciation expense, income tax (benefit) expense, casualty loss, gain on sale of communities, other real estate activity and net operating income from real estate assets sold or held for sale. The Company considers NOI to be an important and appropriate supplemental performance measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of any corporate-level property management overhead or financing-related costs. NOI reflects the operating performance of a community, and allows for an easier comparison of the operating performance of individual assets or groups of assets. In addition, because prospective buyers of real estate have different financing and overhead structures, with varying marginal impact to overhead as a result of acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

Residential NOI represents results attributable to the Company's apartment rental operations, including parking and other ancillary Residential revenue. A reconciliation of Residential NOI to Net Income, as well as a breakdown of Residential NOI by operating segment, is as follows (dollars in thousands):

Attachment 13

TABLE 6
	Q2	Q2	Q1	Q4	YTD	YTD
	2023	2022	2023	2022	2023	2022
Net income	$367,807	$138,566	$146,775	$241,164	$514,582	$400,642
Property management and other indirect operating expenses, net of corporate income	28,972	30,632	30,784	26,081	59,756	58,745
Expensed transaction, development and other pursuit costs, net of recoveries	1,261	2,364	2,992	6,700	4,253	3,351
Interest expense, net	51,585	58,797	56,821	57,461	108,406	115,323
General and administrative expense	17,676	21,291	20,400	20,741	38,076	38,712
Income from unconsolidated investments	(4,970)	(2,480)	(4,845)	(6,820)	(9,815)	(2,797)
Depreciation expense	200,546	199,302	204,743	207,232	405,289	401,088
Income tax (benefit) expense	(217)	(159)	3,560	6,683	3,343	2,312
Casualty loss	—	—	5,051	—	5,051	—
(Gain) loss on sale of communities	(187,322)	(404)	13	(88,065)	(187,309)	(149,204)
Other real estate activity	(341)	28	(129)	(4,563)	(470)	(245)
NOI from real estate assets sold or held for sale	(3,977)	(12,252)	(4,804)	(5,443)	(8,781)	(25,521)
NOI	471,020	435,685	461,361	461,171	932,381	842,406

Commercial NOI	(8,529)	(7,545)	(8,565)	(9,158)	(17,094)	(15,693)
Residential NOI	$462,491	$428,140	$452,796	$452,013	$915,287	$826,713

Residential NOI
Same Store:
New England	$61,567	$56,207	$59,241	$59,677	$120,808	$107,791
Metro NY/NJ	90,765	84,314	90,656	92,489	181,421	164,578
Mid-Atlantic	63,437	59,032	62,950	62,304	126,387	115,875
Southeast FL	11,984	10,438	12,172	11,359	24,156	20,288
Denver, CO	4,821	4,900	4,945	5,121	9,766	9,627
Pacific NW	29,657	28,694	29,411	28,929	59,068	55,045
N. California	75,767	71,526	74,123	73,386	149,890	139,389
S. California	93,195	94,124	89,507	89,178	182,702	179,172
Other Expansion Regions	3,864	3,615	3,934	3,853	7,798	7,031
Total Same Store	435,057	412,850	426,939	426,296	861,996	798,796
Other Stabilized	19,701	11,618	19,765	20,237	39,466	20,488
Development/Redevelopment	7,733	3,672	6,092	5,480	13,825	7,429
Residential NOI	$462,491	$428,140	$452,796	$452,013	$915,287	$826,713

NOI as reported by the Company does not include the operating results from assets sold or classified as held for sale. A reconciliation of NOI from communities sold or classified as held for sale is as follows (dollars in thousands):

TABLE 7
	Q2	Q2	Q1	Q4	YTD	YTD
	2023	2022	2023	2022	2023	2022

Revenue from real estate assets sold or held for sale	$5,989	$18,203	$6,660	$7,804	$12,649	$39,023
Operating expenses from real estate assets sold or held for sale	(2,012)	(5,951)	(1,856)	(2,361)	(3,868)	(13,502)
NOI from real estate assets sold or held for sale	$3,977	$12,252	$4,804	$5,443	$8,781	$25,521

Commercial NOI is composed of the following components (in thousands):

Attachment 13

TABLE 8
	Q2	Q2	Q1	Q4	YTD	YTD
	2023	2022	2023	2022	2023	2022

Commercial Revenue	$10,175	$9,070	$10,244	$10,769	$20,419	$18,879
Commercial Operating Expenses	(1,646)	(1,525)	(1,679)	(1,611)	(3,325)	(3,186)
Commercial NOI	$8,529	$7,545	$8,565	$9,158	$17,094	$15,693

NOI Enhancing Capex represents capital expenditures that the Company expects will directly result in increased revenue or expense savings, and excludes any capital expenditures for redevelopment.

Other Stabilized is composed of completed consolidated communities that the Company owns, which have Stabilized Operations as of January 1, 2023, or which were acquired subsequent to January 1, 2022. Other Stabilized excludes communities that are conducting or are probable to conduct substantial redevelopment activities.

Projected FFO and Projected Core FFO, as provided within this release in the Company’s outlook, are calculated on a basis consistent with historical FFO and Core FFO, and are therefore considered to be appropriate supplemental measures to projected Net Income from projected operating performance. A reconciliation of the ranges provided for Projected FFO per share (diluted) for the third quarter and full year 2023 to the ranges provided for projected EPS (diluted) and corresponding reconciliation of the ranges for Projected FFO per share to the ranges for Projected Core FFO per share are as follows:

TABLE 9
	Low Range	High Range
Projected EPS (diluted) - Q3 2023	$1.22	$1.32
Depreciation (real estate related)	1.43	1.43
Gain on sale of communities	(0.15)	(0.15)
Projected FFO per share (diluted) - Q3 2023	2.50	2.60
Expensed transaction, development and other pursuit costs, net of recoveries	0.04	0.04
Structured Investment Program loan reserve	0.01	0.01
Projected Core FFO per share (diluted) - Q3 2023	$2.55	$2.65

Projected EPS (diluted) - Full Year 2023	$6.83	$7.03
Depreciation (real estate related)	5.71	5.71
Gain on sale of communities	(2.21)	(2.21)
Casualty loss	0.04	0.04
Projected FFO per share (diluted) - Full Year 2023	10.37	10.57
Joint venture promote and unconsolidated entity gains, net	(0.04)	(0.04)
Structured Investment Program loan reserve	0.01	0.01
Executive transition compensation costs	0.01	0.01
Severance related costs	0.01	0.01
Expensed transaction, development and other pursuit costs, net of recoveries	0.07	0.07
Income tax expense and other real estate activity	0.02	0.02
Other	0.01	0.01
Projected Core FFO per share (diluted) - Full Year 2023	$10.46	$10.66

Attachment 13

Projected NOI, as used within this release for certain Development communities and in calculating the Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For Development communities, Projected NOI is calculated based on the first twelve months of Stabilized Operations following the completion of construction. In calculating the Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. In addition, projected stabilized operating expenses for Development communities do not include property management fee expense. Projected gross potential for Development communities and dispositions is generally based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve-month forward period used to develop Projected NOI. The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Management believes that Projected NOI of the Development communities, on an aggregated weighted average basis, assists investors in understanding management's estimate of the likely impact on operations of the Development communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense). However, in this release the Company has not given a projection of NOI on a company-wide basis. Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful. Projected NOI of these communities is not a projection of the Company's overall financial performance or cash flow. There can be no assurance that the communities under development will achieve the Projected NOI as described in this release.

Redevelopment is composed of consolidated communities where substantial redevelopment is in progress or is probable to begin during the current year. Redevelopment is considered substantial when (i) capital invested during the reconstruction effort is expected to exceed the lesser of $5,000,000 or 10% of the community’s pre-redevelopment basis and (ii) physical occupancy is below or is expected to be below 90% during or as a result of the redevelopment activity. Redevelopment includes one community containing 714 apartment homes that is currently under active redevelopment as of June 30, 2023.

Residential represents results attributable to the Company's apartment rental operations, including parking and other ancillary Residential revenue.

Residential Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to Residential rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP-based Residential rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, Residential Rental Revenue with Concessions on a Cash Basis allows an investor to understand the historical trend in cash concessions.

A reconciliation of Same Store Residential rental revenue in conformity with GAAP to Residential Rental Revenue with Concessions on a Cash Basis is as follows (dollars in thousands):

TABLE 10
	Q2	Q2	Q1	YTD	YTD
	2023	2022	2023	2023	2022
Residential rental revenue (GAAP basis)	$629,883	$592,803	$617,503	$1,247,386	$1,156,649
Residential concessions amortized	3,268	6,094	3,109	6,377	15,620
Residential concessions granted	(2,767)	(2,006)	(3,581)	(6,348)	(4,563)

Residential Rental Revenue with Concessions on a Cash Basis	$630,384	$596,891	$617,031	$1,247,415	$1,167,706

		Q2 2023 vs. Q2 2022	Q2 2023 vs. Q1 2023		YTD 2023 vs. YTD 2022

% change -- GAAP revenue		6.3%	2.0%		7.8%

% change -- cash revenue		5.6%	2.2%		6.8%

Attachment 13

Same Store is composed of consolidated communities where a comparison of operating results from the prior year to the current year is meaningful as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the respective prior year period. Therefore, for 2023 operating results, Same Store is composed of consolidated communities that have Stabilized Operations as of January 1, 2022, are not conducting or are not probable to conduct substantial redevelopment activities and are not held for sale or probable for disposition within the current year.

Stabilized Operations/Restabilized Operations is defined as the earlier of (i) attainment of 90% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment community, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees and a contingency estimate, offset by proceeds from the sale of any associated land or improvements, all as determined in accordance with GAAP. Total Capital Cost also includes costs incurred related to first generation commercial tenants, such as tenant improvements and leasing commissions. For Redevelopment communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated. With respect to communities where development or redevelopment was completed in a prior period or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management. Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount. For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Uncollectible lease revenue and government rent relief

The following table provides uncollectible Residential lease revenue as a percentage of total Residential rental revenue in the aggregate and excluding amounts recognized from government rent relief programs in each respective period. Government rent relief reduces the amount of uncollectible Residential lease revenue. The Company expects the amount of rent relief recognized to continue to decline in 2023 absent additional funding from the Federal government.

TABLE 11
	Same Store Uncollectible Residential Lease Revenue
	Q2		Q2		Q1		Q4
	2023		2022		2023		2022
	Total	Excluding Rent Relief	Total	Excluding Rent Relief	Total	Excluding Rent Relief	Total	Excluding Rent Relief
New England	0.6%	1.1%	0.4%	2.0%	0.9%	1.4%	1.2%	1.7%
Metro NY/NJ	2.3%	3.1%	2.7%	3.6%	2.4%	3.5%	2.6%	3.6%
Mid-Atlantic	1.9%	2.3%	2.0%	2.6%	2.6%	2.7%	2.3%	2.7%
Southeast FL	2.6%	3.1%	2.0%	3.5%	2.3%	3.0%	2.6%	3.3%
Denver, CO	1.0%	1.0%	0.6%	1.5%	1.4%	1.7%	0.6%	1.6%
Pacific NW	0.8%	1.0%	0.1%	0.6%	0.9%	1.2%	0.7%	1.2%
N. California	1.2%	1.3%	0.7%	2.8%	1.7%	1.9%	1.8%	2.2%
S. California	3.4%	3.5%	(0.6)%	6.8%	4.9%	5.2%	5.6%	5.9%
Other Expansion Regions	0.3%	0.3%	0.6%	0.6%	0.6%	0.6%	0.8%	0.8%
Total Same Store	1.9%	2.3%	1.0%	3.6%	2.5%	3.0%	2.7%	3.3%

Unconsolidated Development is composed of communities that are either currently under construction, or were under construction and were completed during the current year, in which we have an indirect ownership interest through our investment interest in an unconsolidated joint venture. These communities may be partially or fully complete and operating.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by outstanding secured notes payable as of June 30, 2023 as a percentage of total NOI generated by real estate assets. The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company. Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the six months ended June 30, 2023 is as follows (dollars in thousands):

Attachment 13

TABLE 12
YTD 2023
NOI
Residential NOI:
Same Store	$861,996
Other Stabilized	39,466
Development/Redevelopment	13,825
Total Residential NOI	915,287
Commercial NOI	17,094
NOI from real estate assets sold or held for sale	8,781
Total NOI generated by real estate assets	941,162
Less NOI on encumbered assets	(44,805)
NOI on unencumbered assets	$896,357

Unencumbered NOI	95%

Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company. Each of the items (i), (ii), (iii) and (iv) is calculated in accordance with GAAP.

The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses. Therefore, Unleveraged IRR is not a substitute for Net Income as a measure of our performance. Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead. The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities. The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the investment period for each respective community, including net sales proceeds.